Exhibit 99.1

XL House One Bermudiana Road
Hamilton HM 08
PO Box HM 2245
Hamilton HM JX
Bermuda
Phone	+1 441 292 8515
Fax	+1 441 292 5280
xlgroup.com

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL GROUP PLC ANNOUNCES PRELIMINARY LOSS ESTIMATES FOR THIRD QUARTER 2011 CATASTROPHES

Hamilton, Bermuda – October 12, 2011 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced preliminary net loss estimates related to catastrophe loss events in the third quarter of 2011, including Hurricane Irene, Tropical Storm Lee, the September Texas Wildfires and the July Danish Floods. The Company’s preliminary loss estimates, pretax and net of reinsurance and reinstatement premiums, range from approximately $90 million to $120 million. Approximately three quarters of these losses relate to the Company’s Insurance segment.

The Company’s estimates are based on its review of individual treaties and policies expected to be impacted along with available client data. The Company’s loss estimates involve the exercise of considerable judgment and are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin2, Ireland. To learn more, visit www.xlgroup.com

This press release contains forward-looking statements about the estimated impact of the catastrophe losses incurred in the third quarter of 2011, including Hurricane Irene, Tropical Storm Lee, the September Texas Wildfires and the July Danish Floods (the “Catastrophe Loss Events”). Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements include the preliminary nature of reports and estimates of loss related to the Catastrophe Loss Events and the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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